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Exhibit 99.1

ALLIANCE PHARMACEUTICAL CORP. ANNOUNCES
PRELIMINARY RESULTS OF LIQUIVENT® PHASE 2-3 CLINICAL STUDY

    San Diego, CA; May 21, 2001—- Alliance Pharmaceutical Corp. (NASDAQ—ALLP) announced today preliminary results from a Phase 2-3 clinical study that evaluated the use of Partial Liquid Ventilation™ (PLV) with LiquiVent® for adult patients with Acute Respiratory Distress Syndrome (ARDS) being supported by a mechanical ventilator. Efficacy data from the study revealed that PLV with LiquiVent did not meet either the primary study endpoint for improvement in "ventilator free days" or the secondary endpoint of improvement in 28-day mortality. Safety data demonstrated that LiquiVent, an oxygen-carrying liquid (perflubron), was well tolerated by the patients.

    "While we are disappointed with the results of the study and we do not contemplate further PLV studies with adult ARDS patients, Alliance intends to pursue the use of LiquiVent for other indications in the treatment of lung disease," said Duane J. Roth, Chairman and CEO of Alliance. "Alliance's immediate focus will remain our previously stated priorities, which are FDA approval for our Imavist™ ultrasound contrast agent and the resumption of clinical development of Oxygent™, both of which are expected later this year."

    "Mortality in adult ARDS patients was widely accepted at 40% or more when this clinical trial was initiated," said Mark Wedel, MD, JD, FACP, the LiquiVent program director. "Since then, however, a large study sponsored by the National Institutes of Health has demonstrated a major improvement in mortality by utilizing a "lung protective strategy' in mechanical ventilation. Our Phase 2-3 study protocol also utilized lung protective ventilation, and we were optimistic that LiquiVent would provide additional clinical benefit beyond this new strategy. Although PLV with LiquiVent achieved an impressive 19% mortality, this was not significantly different than the control group mortality of 15%. The results of our trial have confirmed that lung protective ventilation can dramatically reduce lung injury. The trial results also suggest that partial liquid ventilation does not provide incremental benefit when compared to these new ventilation strategies.

    "During the course of evaluating LiquiVent in pre-clinical and clinical studies, a great deal of knowledge has been gained regarding the use of perflubron for treatment of various types of lung injury and as a safe vehicle for drug delivery," Dr. Wedel noted.

    "We now intend to focus on less invasive methods of using LiquiVent, especially treatments that use small or nebulized doses of the product to address the needs of the large number of less severely ill respiratory patients. We will inform the public about our new development plans for LiquiVent in the coming months," Wedel stated.

    Dr. Herbert Wiedemann, Professor and Chairman of Pulmonary and Critical Care Medicine at the Cleveland Clinic Foundation, presented the Phase 2-3 preliminary results today at a meeting attended by LiquiVent investigators in San Francisco. "The study enrolled 311 adult patients at 56 medical centers in the U.S., Europe, and Canada. It was a well designed and well conducted clinical trial in a very difficult patient population," Dr. Wiedemann noted.

    "Despite the trial result, I am hopeful that LiquiVent will continue to be investigated for other applications in the treatment of lung diseases," Dr. Wiedemann concluded. "Such applications might include use of LiquiVent for delivery of therapeutic agents such as antibiotics or genes directly into the lungs, or its use as a lung recruiting, anti-inflammatory, or lavage (lung washing) agent."

    Alliance Pharmaceutical Corp. is developing therapeutic and diagnostic products based on its perfluorochemical and surfactant technologies. The Company's products are intended primarily for use during acute care situations, including surgical, cardiology, and respiratory applications. Alliance is developing Oxygent, an intravascular oxygen carrier in Phase 3 development, in the United States, Canada, and Europe in conjunction with Baxter Healthcare Corporation. Imavist, an ultrasound contrast agent being developed with Schering AG, Germany, was the subject of a New Drug Application (NDA) submitted to the Food and Drug Administration (FDA) in October 1999. In August 2000, Alliance announced that the FDA had completed its review of the NDA for Imavist and found it to be approvable, upon satisfactory response to certain issues identified in the review process. Additional information about the Company is available on Alliance's web site at www.allp.com.

    Except for historical information, the matters set forth in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth herein, including the availability of funding for development, the uncertainties associated with the conduct of preclinical or clinical studies and the timing or ability to investigate scientific data. Alliance refers you to cautionary information contained in documents the Company files with the Securities and Exchange Commission from time to time, including the last Form 10-K and Form 10-Q, and those risk factors set forth in the most recent registration statement on Form S-3 (File No. 333-47032) and Form S-4 (File No. 333-49676). Alliance is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

For further information, please contact:

Gwen Rosenberg, Vice President, Corporate Communications, at (858) 410-5275.

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  Exhibit 99.1